Exhibit 10.2

THIRD AMENDMENT TO SUBLEASE

THIS THIRD AMENDMENT TO SUBLEASE (this “Third Amendment”) is made as of April 17, 2018 between COLLEGE ENTRANCE EXAMINATION BOARD, a New York education corporation (“Sublandlord”), and APPIAN CORPORATION, a Delaware corporation (“Subtenant”).

WITNESSETH:

RECITALS:

R-1. Pursuant to that certain Sublease dated as of December 9, 2013 (“Original Sublease”), as amended by that certain First Amendment to Sublease effective as of April 3, 2014 (“First Amendment”), that certain Second Amendment to Sublease dated as of February 11, 2015 (“Second Amendment”), and that certain Amendment No. 1 to Second Amendment to Sublease effective as of August 17, 2015 (“Amendment No. 1 to Second Amendment”) (collectively, the “Original Sublease”) by and between Sublandlord and Subtenant, Sublandlord subleased to Subtenant, and Subtenant subleased from Sublandlord, certain premises containing approximately 74,136 rentable square feet and consisting of the 11th floor, 17th floor, part of the 16th floor and part of the 9th floor (hereinafter the “Subleased Premises”) in the commercial office building (the “Building”) known as Four South of Market, located at 11955 Democracy Drive, Reston, Virginia 20190. The Original Sublease, as amended by this Third Amendment, shall be referred to herein as the “Sublease.”

R-2. Sublandlord and Subtenant desire, at no additional charge or fee to be paid by Subtenant to (i) terminate the Original Sublease prior to the Termination Date as to the portion of the Subleased Premises comprising the 18,672 rentable square feet of space on the 16th floor of the Building as shown on the attached Exhibit A (“16th Floor Sublease Premises”) on the date and upon the terms and conditions contained herein (“16th Floor Early Termination”), and (ii) subsequently terminate the Original Sublease prior to the Termination Date as to the remainder of the Subleased Premises (“Remaining Sublease Premises”) on the date and upon the terms and conditions contained herein (“Remaining Sublease Premises Early Termination”).

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Incorporation of Recitals, Exhibits, and Defined Terms. The foregoing Recitals and the attached Exhibits are hereby incorporated by reference into this Third Amendment as if fully stated herein. All capitalized terms used herein shall have the same meanings given to them in the Sublease, unless specific definitions for such terms are set forth herein.

2. 16th Floor Early Termination.

a. Subtenant agrees to remove personal property from, vacate and surrender possession of the 16th Floor Sublease Premises to Sublandlord in broom clean condition, and in all respects in accordance with the applicable provisions of the Sublease by no later than 5:00 p.m. Eastern Standard Time on June 30, 2018 (the “16th Floor Early Termination Date”). Notwithstanding anything to the contrary in the Original Sublease and the Second Amendment, Subtenant shall leave in place and convey ownership of all furniture and furnishings remaining in the 16th Floor Sublease Premises after the 16th Floor Early Termination Date (which shall not include any Aeron chairs) to Sublandlord for a purchase price of One Dollar ($1.00).

b. Provided that Subtenant has surrendered to Sublandlord the 16th Floor Premises as set for in Section 2.a. above, then from and after the 16th Floor Termination Date, the Sublease shall be terminated and cancelled as to the 16th Floor Premises without further agreement between Sublandlord and Subtenant, and Subtenant’s right and estate in the Sublease as relates to the 16th Floor Premises will be wholly extinguished in the same manner as if that were the Termination Date set forth in the Sublease for the 16th Floor Premises; provided, however, that Subtenant shall remain liable for (i) the payment of all Rent and other charges and the performance of all of the terms and provisions of the Sublease as relates to the 16th Floor Premises due and owing or accrued up to and including the 16th Floor Early Termination Date; and (ii) all liabilities and claims incurred by or made against Sublandlord and/or Subtenant in any way connected with, relating to or arising out of the use or occupancy of the 16th Floor Premises by Subtenant, or anyone claiming by, through or under Subtenant, up to and including the 16th Floor Early Termination Date.

c. In the event that Subtenant fails to vacate the 16th Floor Premises on or before the 16th Floor Premises Early Termination Date as provided in Section 2.a. above, Subtenant agrees that for each 24 hour period or part thereof thereafter until Subtenant has so surrendered possession of the Remaining Sublease Premises, Subtenant shall pay to Sublandlord, upon demand, the sum of two (2) times the Rent payable by Subtenant under the Sublease as relates to the 16th Floor Premises computed on a daily basis, which amount is agreed to be liquidated damages and not a penalty for such default by Subtenant.

3. Remaining Sublease Premises Early Termination.

a. Subtenant agrees to remove personal property from, vacate and surrender possession of the Remaining Sublease Premises to Sublandlord in broom clean condition, and in all respects in accordance with the applicable provisions of the Sublease (including the removal of all signage) by no later than 5:00 p.m. on May 31, 2019 (the “Remaining Sublease Premises Early Termination Date”) Notwithstanding the foregoing or anything to the contrary in the Original Sublease or amendments thereto, unless Sublandlord provides a written request to Subtenant before February 28th 2019 to remove all furniture and furnishings from any of the floors comprising the Remaining Sublease Premises, then upon the surrender of the premise Subtenant shall convey ownership of all furniture and furnishings remaining in the Remaining Sublease Premises (which shall not include any Aeron chairs) to Sublandlord for a purchase price of One Dollar ($1.00). Upon Sublandlord’s request, Subtenant shall within sixty (60) days thereafter, provide a full inventory of all furniture and furnishings located on any of the floors in the Remaining Sublease Premises.

b. Provided that Subtenant has surrendered to Sublandlord the Remaining Sublease Premises as set for in Section 3.a. above, then from and after the Remaining Sublease Premises Early Termination Date, the Sublease shall be terminated and cancelled without further agreement between Sublandlord and Subtenant, and Subtenant’s right and estate in the Sublease will be wholly extinguished in the same manner as if that were the Termination Date set forth in the Sublease; provided, however, that Subtenant shall remain liable for (i) the payment of all Rent and other charges and the performance of all of the terms and provisions of the Sublease as relates to the Remaining Sublease Premises due and owing or accrued up to and including the Remaining Sublease Premises Early Termination Date; and (ii) all liabilities and claims incurred by or made against Sublandlord and/or Subtenant in any way connected with, relating to or arising out of the use or occupancy of the Remaining Sublease Premises by Subtenant, or anyone claiming by, through or under Subtenant, up to and including the Remaining Sublease Premises Early Termination Date.

c. In the event that Subtenant fails to vacate any floor of the Remaining Sublease Premises by 5:00 p.m. on May 31, 2019 as provided in Section 3.a. above, Subtenant agrees that for each 24 hour period or part thereof thereafter until Subtenant has so surrendered possession of such floor of the Remaining Sublease Premises, Subtenant shall pay to Sublandlord, upon demand, the sum one and one-half (1.5) times the Rent payable by Subtenant under the Sublease as relates to such floor of the Remaining Sublease Premises computed on a daily basis (“Holdover Rent”), which amount is agreed to be liquidated damages and not a penalty for such default by Subtenant; provided, however, that for any floor of the Remaining Sublease Premises that Subtenant has failed to vacate by 5:00 p.m. on June 30, 2019 as provided in Section 3.a. above, the daily Holdover Rent thereafter shall increase to two (2) times the Rent payable by Subtenant under the Sublease as relates to such floor of the Remaining Sublease Premises. In addition to the Holdover Rent, Subtenant shall reimburse Sublandlord for any reasonable and actual third party out-of-pocket costs reasonably incurred by Sublandlord resulting Sublandlord having to delay its construction of a floor due to Subtenant’s failure to have vacated such floor by May 31, 2019 (“Delay Costs”). Subtenant may notify Sublandlord of the possibility of Subtenant not being able to vacate a floor by May 31, 2019 along with the date that Subtenant expects to vacate such floor, and Sublandlord shall as soon thereafter as possible (not to exceed thirty (30) days) advise Subtenant of the reasonable estimate of Delay Costs that Subtenant may incur.

4. Order of Precedence. In the event of any inconsistency between this Third Amendment and the Original Sublease or any amendments thereto, the terms of this Third Amendment shall govern and control.

5. Entire Agreement. The Sublease, including this Third Amendment and the Consent to Original Sublease, constitute the entire agreement between the parties concerning the matters set forth herein. Neither Subtenant nor Sublandlord shall be bound by any terms, statements, conditions, or representations, oral or written, express or implied, not contained in the Sublease. No modification of the Sublease shall be binding or valid unless expressed in a writing executed by Sublandlord and Subtenant.

6. Severability; Governing Law. If any term, covenant, condition or provision of this Third Amendment shall be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions and provisions of this Third Amendment shall remain in full force and effect and shall not be affected, impaired, or invalidated. This Third Amendment and the rights and obligations of the parties hereunder shall be governed by the laws of the Commonwealth of Virginia.

7. Binding Effect. The terms and provisions of this Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Sublease.

8. Counterparts. This Third Amendment may be executed in counterparts or with counterpart signature pages, which together shall be deemed one and the same instrument, and shall be effective upon the exchange of facsimile, pdf or other copies of such counterparts as executed by each party, pending delivery of original counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the Effective Date, as an instrument under seal, as their free act and deed for the uses and purposes set forth herein.

SUBLANDLORD:

COLLEGE ENTRANCE EXAMINATION BOARD, a New York education corporation

By:	/s/ Jeremy Singer	(Seal)
Name:	Jeremy Singer
Title:	Chief Operating Officer

Date:	April 17, 2018

SUBTENANT:

APPIAN CORPORATION,
a Delaware corporation

By:	/s/ Matthew W. Calkins	(Seal)
Name:	Matthew W. Calkins
Title:	Chief Executive Officer

Date:	April 17, 2018

EXHIBIT A

OUTLINE (IN RED) OF 16th FLOOR PREMISES